EXHIBIT 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of the 31st day of May, 2001 by and between BENTLEY PHARMACEUTICALS, INC., a Delaware corporation, with offices at 65 Lafayette Road, 3rd Floor, North Hampton, New Hampshire 03862-2403 (hereinafter, “BENTLEY” or “Licensor”), and AUXILIUM A2, INC., a Delaware corporation having a principal place of business at 160 W. Germantown Pike, Suite D-5, East Norriton, Pennsylvania 19401 (hereinafter, “AUXILIUM” or” Licensee”). BENTLEY and AUXILIUM may be referred to as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS AUXILIUM is engaged in the research, development, manufacture, marketing and sale of pharmaceutical products;

WHEREAS BENTLEY is engaged in the development of pharmaceutical formulations and drug delivery systems and has developed certain formulations which contain a therapeutic drug and drug delivery systems included under BENTLEY Patents and BENTLEY Technology;

WHEREAS under a Research Services Agreement of even date herewith (the “Research Agreement”) BENTLEY will prepare and test certain formulations which contain the therapeutic drug dihydrotestosterone and CPE-215 (hereinafter, the “Compound”) under BENTLEY Patents and BENTLEY Technology;

WHEREAS AUXILIUM wishes to obtain a license under BENTLEY Patents and BENTLEY Technology to undertake development of products containing the Compound which meet criteria set forth in the Research Agreement for commercialization in the Territory; and

WHEREAS BENTLEY is willing to grant such a license under certain terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 The following terms, as used herein, shall have the following meanings:

“Act” shall mean the United States Federal Food Drug and Cosmetic Act and applicable regulations.

“Affiliate” means, when used with reference to a Party, any person directly or indirectly Controlling, Controlled by or under common Control with a Party.

“Bankruptcy Event” means the person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person, or proceedings are instituted by or against such person for corporate reorganization or the dissolution of such person, which proceedings, if involuntary, shall not have been dismissed within one hundred eighty days after the date or filing, or such person makes an assignment for the benefit of creditors, or substantially all of the assets of such person are seized or attached and not released within one hundred eighty days thereafter.

“BENTLEY Know-How” shall mean any and all present and future information and any materials, including, without limitation, formulations, processes, techniques, formulas, biological, chemical, assay control and manufacturing data, methods, software, equipment designs, know-how, and trade secrets, patentable or otherwise, tangible or intangible, that are owned or controlled by Licensor that relate to the preparation, purification, characterization, stabilization, processing, and formulation and/or use of a dihydrotestosterone formulation containing CPE-215.

“BENTLEY Patents” shall mean United States Patent No. 5,023,252 and any and all continuations, continuations-in-part, additions, divisions, renewals, extensions, re-examinations and reissues thereof and any and all foreign counterparts of the foregoing as set forth in Schedule A hereto and any other Bentley U.S. or foreign patent application which is filed hereafter and which includes a claim that covers a dihydrotestosterone formulation which contains CPE-215 and/or the preparation and/or use thereof and any U.S. or foreign patent issuing therefrom and any renewal, extension, re-examination or reissue thereof.

“BENTLEY Technology” means BENTLEY Know-How and Improvements.

“Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

“Combination Products” means any and all pharmaceutical compositions which contain: (A) dihydrotestosterone as an active ingredient in combination with any other products; and (B) the Compound; and which fall within the scope of any composition, method, or article claim of the BENTLEY Patents.

“Compound” is defined above in the Recitals.

“Confidential Information” means (i) BENTLEY Technology, (ii) any other information or material in tangible form that is confidential or proprietary to the furnishing Party at the time it is delivered to the receiving Party, (iii) proprietary information of the furnishing party, (iv) information that is furnished orally if the furnishing party identifies such information as confidential or proprietary when it is disclosed, and (v) patent applications not yet in the public domain.

“Control”, “Controlling,” and “Controlled by” mean the direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of a person, or the right to control the policy decisions of a person.

“Effective Date” means the date of receipt by BENTLEY of written notice from AUXILIUM pursuant to Section 5.1 of the Research Agreement that it wishes to proceed with development of Product.

“Improvement” shall mean any formulations and/or any enhancement or other desirable change to the technical/pharmacological characteristics of formulations of Product, whether patentable or not, which is useful for commercializing Product developed by BENTLEY during the term of this Agreement which may take the form of, without limitation, new or improved methods of administration, manufacture, improved shelf life or packaging.

“IND” shall mean an Investigational New Drug Exemption application filed under the Act, or comparable filing in any major market in the Territory the approval of which permits clinical investigation of Product in humans.

“NDA” means a New Drug Application submitted under the Act to permit commercial sale of Product in the United States or a comparable marketing license in another major market in the Territory.

“Net Sales Price” means the gross amount charged by Licensee for the sale of a Product, net of returns and credits for rejected goods, and after deducting (i) trade and quantity discounts actually allowed, (ii) sales, use or value added taxes, the legal obligation of which is on Licensee, and (iii) freight allowances, insurance and customs duties, to the extent any of the foregoing are identified on the invoice for the product. If a product is sold for consideration other than solely cash, the fair market value of such other consideration shall be included in the Net Sales Price. If a Product is sold in a package or kit containing another product which is not a Product, the Net Sales price for purposes of calculating the royalty under Section 3.2 hereof shall be calculated by multiplying the Net Sales Price of the combination product by the fraction of A/A+B, where “A” is the Net Sales Price of Product when sold separately “B” is the Net Sales Price of the other product or products when sold separately. If either the Product or the other product is not sold separately, the Net Sales Price of the Product shall be negotiated in good faith by the Parties.

“Person” or “Persons” means any corporation, partnership, joint venture or natural person.

“Products” means any and all pharmaceutical compositions which contain (A) dihydrotestosterone as the single active drug ingredient; and (B) the Compound; and which fall within the scope of any composition, method or article claim of the BENTLEY Patents.

“Sale” or any variation thereof means the sale, assignment, lease or other disposition of a Product by Licensee to a non-Affiliate. A Product shall be deemed to have been sold for purposes of calculating royalties under Article III hereof upon the first to occur of the following: (i) the transfer of title in the Product from Licensee to a non-Affiliate; or (ii) shipment of the Product from the manufacturing facilities of Licensee to a non-Affiliate.

“Territory” shall mean all countries and territories of the world.

“Use Patents” shall mean any patent granted in the Territory for the use of the Product in a specific therapeutic indication.

ARTICLE II

GRANT OF LICENSE

2.1 Grant of License. Subject to the terms and conditions contained in this Agreement, the Licensor hereby grants to Licensee a sole and exclusive, worldwide, royalty-bearing license under BENTLEY Patents and BENTLEY Technology with the right to sublicense to make, have made, use and sell Products in the Territory pursuant to the terms and conditions of this License Agreement. In addition, Licensee shall have the exclusive right to enter into another License Agreement with BENTLEY to acquire rights in BENTLEY Patents and BENTLEY Technology for the development of Combination Products, such right to expire upon the termination of this Agreement. Licensor and Licensee agree to negotiate the terms of such License Agreement in good faith.

2.2 Disclosure of BENTLEY Know-How. Promptly following the Effective Date BENTLEY shall make available to Licensee any and all BENTLEY Know How not disclosed under the Research Agreement to enable Licensee to develop Products.

ARTICLE III

PAYMENTS IN CONSIDERATION FOR LICENSE

3.1 Payments. In partial consideration for the license rights granted hereunder, Licensee shall make the following non-refundable payments to Licensor within ten (10) days after the following achievement in the development of the first Product: *

3.2 Royalties. In further consideration for the license rights granted under this Agreement Licensee shall also pay to Licensor the following royalty amounts on annual Net Sales of Products in those countries in the Territory in which

(a) there is an enforceable BENTLEY Patent at the time of sale:

*	Million of Annual Net Sales * %
*	Million of Annual Net Sales * %

Net Sales over the         *         Million of Annual Net Sales    * %

(b) there is no enforceable BENTLEY Patent in the country when there is an enforceable BENTLEY Patent in another country at the time of sale:

All Annual Net Sales over         *         Million                 * %

*	Confidential information has been omitted and filed confidentially with the Securities and Exchange Commission.

(c) there is no enforceable BENTLEY Patent in any country at the time of sale:

All Annual Net Sales over         *         Million                 * %

3.3 Royalty Payments. Royalties under this Agreement shall be paid within ninety (90) days in the case of no sublicense, and one hundred twenty (120) days, in the case of royalties received from a sublicensee, following the last day of the Calendar Quarter in which the royalties and other amounts accrue. The last such payment shall be made within ninety (90) days after termination of this Agreement. Payments shall be deemed paid as of the day on which they are received by Licensor in the manner designated by Section 3.4. Licensor and Licensee agree to negotiate in good faith any future implication on royalties caused by withholding taxes.

3.4 Currency, Place of Payment, Interest.

(a) All dollar amounts referred to in this Agreement shall be expressed in United States dollars. All payments to the Licensor under this Agreement shall be made in United States dollars, as directed by the Licensor, by wire transfer to the Licensor or in such other manner as the Licensor may designate from time to time.

(b) If Licensee receives revenues from sales of Products in a currency other than United States dollars, royalties shall be converted into United States dollars at a quarterly conversion rate for each foreign currency calculated as the daily average of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York. These exchange rates are published at www.federalreserve.gov/releases/H10/hist.

(c) Amounts that are not paid when due shall accrue interest from the due date until paid, at an annual rate equal to the Prime Rate plus 1% as published at www.federalreserve.gov/releases/H15/update under the caption “Bank Prime Loan.” Historical rates are published at www.federalreserve.gov/releases/H15/data.htm.

*	Confidential information has been omitted and filed confidentially with the Securities and Exchange Commission.

3.5 Records. Licensee will maintain complete and accurate books and records which enable the royalties payable hereunder to be verified. The records for each Calendar Quarter shall be maintained for three years. Upon reasonable prior notice to Licensee, the Licensor and its accountants shall have access to the books and records of Licensee necessary to enable Licensor to verify the royalties paid hereunder. Such access shall be available during normal business hours from time to time during the term of this Agreement, and, during the period from expiration or termination of this Agreement until three years after such date, not more often than once each calendar year. If it is ultimately determined that Licensee has underpaid royalties by 10% or more, Licensee will pay the costs and expenses of the Licensor’s accountant in connection with its review or audit of the sales records of the Product, together with any interest as provided in Section 3.4 (c) above.

3.6 Co-Marketing. In the event Licensee enters into a co-marketing or sub-license arrangement with a third-party, the royalty payments due to Licensor will be calculated using Net Sales of Product of Licensee and Net Sales of Product of Licensee’s co-marketing partner combined.

ARTICLE IV

CERTAIN OBLIGATIONS OF LICENSEE

4.1 Government Approvals. Licensee will be responsible for obtaining, at its cost and expense, all governmental approvals required for marketing and sale of Products in the Territory.

4.2 Licensee Efforts.

(a) Licensee shall use its reasonable best efforts to develop for commercial sale and to market Products in the Territory, and to continue to market Products as long as commercially viable, all in a manner consistent with sound and reasonable business practices. For purposes of this Agreement reasonable best efforts in the case of Product development in any major market shall mean at least that diligence required on the part of an NDA applicant in undertaking the development of a drug product to qualify for the maximum patent term extension under the Act.

(b) Licensee shall notify Licensor within thirty (30) days after the first commercial sale of a Product and of any formal written notice from the FDA or other equivalent regulatory authority (“Regulator”) in which CPE-215 is the Regulator’s primary focus, apart from the use of CPE-215 in the Licensee’s Product.

ARTICLE V

WARRANTIES AND REPRESENTATIONS

5.1 Mutual Representations. Each of the Parties hereto represents, warrants and covenants:

(i) It is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation.

(ii) The execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action.

(iii) It has the power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(iv) The execution, delivery and performance by such Party of this Agreement does not and will not conflict with or result in breach of the terms and provisions of any other agreement or constitute a default under (a) a loan agreement, guaranty, financing agreement, affecting a product or other agreement or instrument binding or affecting it or its property; (b) the provisions of its charter or operative documents or bylaws; or (c) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

(v) The execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority in the Territory and the execution, delivery and performance of this Agreement does not violate any law, rule or regulation applicable to such Party.

(vi) This Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid, and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

(vii) It shall comply with all applicable laws and regulations relating to its activities under this Agreement.

(viii) Each warrants that it is not debarred and has not and will not use in any capacity the services of any person debarred under subsections 306 (a) and (b), of the Generic Drug Enforcement Act of 1992. If at any time during the term of this Agreement this warranty is no longer accurate, the affected party shall immediately notify the other.

5.2 BENTLEY Warranties

(i) BENTLEY Patents. BENTLEY represents and warrants that: (a) BENTLEY is the owner of all right, title and interest in and to the BENTLEY Technology and BENTLEY Patents; and (b) BENTLEY has not received any written notice that the Technology or Patents infringes the proprietary rights of any third-party nor is the Licensor in any other way aware of any infringement of third-party proprietary rights; (d) there are no claims, judgments or settlements against or owed by BENTLEY, or pending or threatened claims, or litigation, relating to BENTLEY Patents.

ARTICLE VI

INSURANCE

6.1 Insurance Requirements for Licensee. Prior to commencing work with Product in human clinical trials under this Agreement and during the entire term of this Agreement and for a period of three (3) years thereafter, AUXILIUM, at its sole expense, shall maintain in full force and effect with an insurance company or companies having an A. M. Best Rating of “A-: Class VII” or better and supply a Certificate of Insurance to BENTLEY evidencing Product Liability insurance (including coverage for human clinical trials and contractual liability) coverage in the amount of one million dollars ($1,000,000) per each occurrence and in the general aggregate, respectively, during the clinical trial phase and prior to commercialization of the Products and three million dollars ($3,000,000) per each occurrence and in the general aggregate, respectively, once the Products are commercialized. Endorsement shall be furnished reflecting the inclusion of BENTLEY, its officers, directors and employees as additional insured. The policy providing the above insurance shall be endorsed to contain the following undertaking: “It is agreed that this insurance will not be cancelled, materially changed or non-renewed without at least thirty (30) days notice to BENTLEY, by certified mail-Return Receipt Requested.” Any type of insurance or increase in liability limits not described in the foregoing which AUXILIUM requires for its own protection shall be its own responsibility and at its sole expense. The minimum insurance amounts specified herein shall not be deemed a limitation on AUXILIUM’S indemnification liability under this Agreement

6.2 Insurance Requirements for Licensor. Prior to commencing work with Product in human clinical trials under this Agreement and during the entire term of this Agreement and for a period of three (3) years thereafter, BENTLEY, at its sole expense shall maintain in full force and effect with an insurance company or companies having A. M. Best Rating of an “A-: Class VII” or better and supply a Certificate of Insurance to AUXILIUM evidencing Product Liability insurance (including coverage for human clinical trials and contractual liability) coverage in the amount of one million dollars ($1,000,000) per each occurrence and in the general aggregate, respectively, during the clinical trial phase and prior to commercialization of the Products and three million dollars ($3,000,000) per each occurrence and in the general aggregate, respectively, once the Products are commercialized. The policy providing the above insurance shall be endorsed to contain the following undertaking: “It is agreed that this insurance will not be cancelled, materially changed or non-renewed without at least thirty (30) days notice to AUXILIUM, by certified mail-”Return Receipt Requested”. Any type of insurance or increase in liability limits not described in the foregoing which BENTLEY requires for its own protection shall be its own responsibility and at its sole expense.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by BENTLEY. BENTLEY will indemnify and hold AUXILIUM, its directors, officers, employees and agents harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third party claims made or suits brought against AUXILIUM which arise from an act or failure to act by BENTLEY or BENTLEY’S breach of its representations, warranties or agreements contained herein.

7.2 Indemnification by AUXILIUM. AUXILIUM will indemnify and hold BENTLEY, its directors, officers, employees and agents harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third-party claims made or suits brought against BENTLEY which arise from the breach of any of AUXILIUM’S representations, warranties or agreements contained herein, or which arise out of the development, manufacture, promotion, distribution, use, testing or sale, distribution or other disposition of Product, including, without limitation, any claims, express, implied or statutory, made as to the efficacy, safety or use to be made of Product, and claims made by reason of any Product labeling or any packaging containing Product. This indemnification obligation shall not apply where the basis for the claim is the negligence or willful malfeasance of BENTLEY.

7.3 Limitations on Indemnification Obligations. BENTLEY AND AUXILIUM EACH AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM A DEFAULT OR BREACH OF THIS AGREEMENT.

7.4 Procedures. The indemnified Party shall notify the indemnifying Party of any claim or action giving rise to a liability within fifteen (l5) days after receipt of knowledge of the claim. If notice is not given within fifteen (15) days, the indemnifying Party shall maintain its obligation to indemnify unless such failure to timely notify has a material, adverse effect on the outcome of the claim. The indemnifying Party shall control the defense or settlement of the claim. However, the indemnifying Party shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the indemnified Party without the indemnified Party’s written consent. The indemnified Party shall cooperate reasonably, assist and give all necessary authority and reasonably required information.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1 Intellectual Property Rights. The inventorship of inventions developed under this Agreement and relating to Products (“Inventions”) shall be determined in accordance with U.S. Law. Inventions made solely by employees of BENTLEY or owned by BENTLEY (“BENTLEY Inventions”) shall be the exclusive property of BENTLEY. Inventions made solely by employees of AUXILIUM (“AUXILIUM Inventions”) shall be the exclusive property of AUXILIUM, except that AUXILIUM Inventions that relate to the use of Products shall be the joint property of AUXILIUM and BENTLEY, each with an undivided one-half interest. Inventions other than BENTLEY Inventions and AUXILIUM Inventions shall belong jointly to BENTLEY and AUXILIUM, each with an undivided one-half interest.

ARTICLE IX

PATENTS, TRADEMARKS AND INFRINGEMENT

9.1 Prosecution of Patents.

(a) The Licensor shall be solely responsible for preparing, prosecuting and maintaining the BENTLEY Patents.

(b) Each Party shall cooperate with the other Party to execute all required papers and instruments and to make all required oaths and declarations as may be necessary in the preparation and prosecution of all such patents and other applications and protections referred to in this Section 9.1.

9.2 Ownership. Subject to Section 4.4, the Licensor shall retain all right, title and interest in and to the BENTLEY Patents and any patents, copyrights and other protections related thereto, regardless of which party prepares, prosecutes or maintains the patents, copyrights or other protections related to the BENTLEY Technology, subject to the express license granted to Licensee under this Agreement.

(a) In the event of Licensor wishing to abandon any BENTLEY Patents, Licensor will offer to assign to Licensee, free of charge, any such Patent prior to effectuating the abandonment. Licensee will bear the costs connected to any assignment hereunder. In the event that any of the BENTLEY Patents is assigned to AUXILIUM and AUXILIUM decides thereafter to abandon the assigned Patent, AUXILIUM agrees that, at the request of BENTLEY, it will offer to assign the assigned Patent to a third-party licensee that is licensed by BENTLY under the assigned Patent as such third-party licensee is identified by BENTLEY to AUXILIUM.

9.3 Trademarks. Licensee shall have the right, in its sole discretion and at its own expense, to select and register such trademarks as it wishes to employ in connection with the sale of the Products throughout the Territory and Licensee shall have legal and equitable ownership of the entire right, title and interest in and to the trademarks and registrations Licensee elects to use. Licensee will acknowledge BENTLEY’S CPE-215 by adding “CPE-215(TM), BENTLEY” to its listing of ingredients wherever such listing is appropriate or used by Licensee. It is hereby expressly agreed that this Section 9.3 shall survive the expiration or termination of this Agreement.

9.4 Infringement of Patents. If either Party has knowledge of any infringement of BENTLEY Patents or BENTLEY Technology, the Party having such knowledge shall promptly inform the other of such infringement. The Parties shall thereafter discuss what action should be taken, including whether any legal proceeding should be instituted. If the Parties mutually agree on the course of action to be taken in respect of any such infringement, they shall jointly select counsel and equally share any expenses. Any settlement or recovery shall be shared equally by the Parties. If either party determines to take action, but the other Party does not desire to do so, the first Party may take action at its own expense and through counsel of its own choice, and any settlement or recovery shall in such case belong solely to the Party taking action.

9.5 If one party institutes and carries on a legal proceeding to enforce a BENTLEY Patent against an alleged infringing party, the other Party shall fully cooperate with and supply all assistance reasonably requested by the Party instituting and carrying or such proceeding.

ARTICLE X

CONFIDENTIALITY

10.1 Confidentiality

(a) Licensee and Licensor shall maintain in confidence and shall not disclose to any third-party the Confidential Information received pursuant to this Agreement, without the prior written consent of the other Party except that the Confidential Information may be disclosed only to those third parties (x) who have a need to know the information in connection with the exercise of rights and obligations under this Agreement and who agree in writing to keep the information confidential to the same extent as is required of each Party under this Section 10.1, or (y) to whom the Party is legally obligated to disclose the Information. The foregoing obligation shall not apply to:

(i) information that is known to the other Party or independently developed by the other Party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the other Party upon receipt of the Confidential Information; or

(ii) information that becomes patented, published or otherwise part of the public domain as a result of acts by a Party or a third person obtaining such information lawfully as a matter of right; or

(iii) information that becomes patented, published or otherwise part of the public domain as a result of acts by the Licensor or a third person obtaining such information lawfully as a matter of right; or

(iv) information that is required by any law, rule, regulation, order, decision, decree, or subpoena or other judicial, administrative or legal process to be disclosed, provided, however that each Party, as applicable, gives the other prompt written notice of such request/order to permit the other party to seek a protective order or other similar order with respect to such Confidential Information and thereafter discloses only the minimum Confidential Information required to be disclosed in order to comply.

(b) Each Party will take all reasonable steps to protect the Confidential Information of the other Party with the same degree of care it uses to protect its own confidential proprietary information. Without limiting the foregoing, each party shall ensure that all of its employees having access to the Confidential Information of the other Party are obligated in writing to keep such information confidential to the same extent as is required of each Party under this Section 10.1.

10.2 Injunctive Relief. Because damages at law may be an inadequate remedy for breach of any of the covenants, promises and agreements contained in Section 10.1 hereof, both the Licensor and Licensee shall be entitled to injunctive relief in any state or federal court located within the District of Delaware, including specific performance or an order enjoining the breaching Party from any threatened or actual breach of such covenants, promises or agreements. Each of the Licensee and the Licensor hereby waives any objection it may have to the personal jurisdiction or venue of any such court with respect to any such action. The rights set forth in this Section 10.2 shall be in addition to any other rights which the Licensor and Licensee may have at law or in equity.

10.3 This Article X shall survive the expiration or termination of this Agreement.

ARTICLE XI

TERM AND TERMINATION

11.1 Term. This Agreement and the licenses granted herein shall commence on the Effective Date and shall continue in effect in perpetuity subject to earlier termination under Section 11.2 hereof.

11.2 Termination by the Licensor or Licensee.

(a) Upon the occurrence of any of the events set forth below (“Events of Default”), the Licensor shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:

(i) In the event of nonpayment of any material amount payable to the Licensor after completion of an audit provided for under Section 3.5 hereof, which nonpayment is continuing thirty (30) calendar days after the Licensor gives Licensee written notice of such non-payment.

(ii) In the event that Licensee fails to initiate clinical trials within two (2) years of availability of final formulation in quantities adequate for clinical testing and associated documentation for clinical trials, unless such failure is outside of the control of Licensee.

(iii) In the event that Licensee does not submit an application for marketing approval in a major market within a five (5) year period after the Effective Date unless such failure to submit is outside of the control of Licensee.

(iv) In the event that Licensee does not launch Product in a major market within six (6) months after marketing approval.

(v) In the event that Licensee becomes subject to a Bankruptcy Event provided, however, that so long as Licensor continues to receive royalty payments from Licensee under this Agreement, such Bankruptcy Event shall not be a basis for termination of this Agreement by Licensor.

(b) Upon the occurrence of any of the events set forth below (“Events of Default”), Licensee shall have the right to terminate this Agreement by giving written notice of termination, such termination effective with the giving of such notice:

(i) breach by Licensor of any covenant or any representation or warranty contained in this Agreement that is continuing thirty (30) calendar days after Licensee gives written notice of such breach;

(ii) Licensor fails to comply with the terms of the license granted hereunder and such noncompliance is continuing thirty (30) calendar days after Licensee gives notice of such noncompliance;

(iii) Licensor becomes subject to a Bankruptcy Event; or

(iv) the dissolution or cessation of operations by Licensor.

(d) No exercise by the Licensor or Licensee of any right of termination shall constitute a waiver of any right of the Licensor or Licensee for recovery of any monies then due to it hereunder or any other right or remedy the Licensor or Licensee may have at law or under this Agreement.

ARTICLE XII

FORCE MAJEURE

12.1 Either Party shall be relieved of its obligations under this Agreement to the extent that fulfillment of such obligations shall be prevented by strikes, embargoes, riots, fires, floods, war, hurricanes, windstorms, acts or defaults of common carriers, governmental laws, acts or regulations, shortages of materials or any other occurrence, whether or not similar to the foregoing, beyond the reasonable control of the Party affected thereby.

12.2 If either Party is prevented from fulfilling its obligations under this Agreement by reason of a circumstance covered by this Article 12, the Party unable to fulfil its obligations shall, upon the occurrence of any such circumstances, promptly notify the other Party upon the cessation of such circumstance and of the likely duration thereof, and shall promptly notify the other party upon the cessation of such circumstance.

ARTICLE XIII

ADDITIONAL PROVISIONS

13.1 Arbitration.

(a) All disputes arising between the Licensor and Licensee under this Agreement shall be settled by arbitration conducted in accordance with the Rules of the American Arbitration Association. The Parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.

(b) Licensee and Licensor each irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding.

13.2 Assignment. No rights hereunder may be assigned by the Licensee, directly or by merger or other operation of law, except assignment to an Affiliate, without the express written consent of the other Party, such consent not to be unreasonably withheld; provided, however, without such consent, either Party may assign this Agreement in connection with the sale of all or substantially all of its assets or business or its merger or consolidation with another company. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment shall relieve Licensee or Licensor of responsibility for the performance of any accrued obligations which they have prior to such assignment. This Agreement shall inure to the benefit of permitted assigns.

13.3 No Waiver. A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

13.4 Independent Contractor. Nothing herein shall be deemed to establish a relationship of principal and agent between the Licensor and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting the Licensor and Licensee as partners, or as creating any other form of legal association or arrangement which could impose liability upon one Party for the act of the other Party.

13.5 Notices. Any notice under this Agreement shall be sufficiently given if sent in writing by overnight courier, prepaid, first class, certified or registered mail, return receipt requested, addressed as follows:

If to the Licensor, to:

BENTLEY PHARMACEUTICALS, Inc.

65 Lafayette Road, 3rd Floor

North Hampton, NH 03862-2403

Attention: President

If to the Licensee, to:

AUXILIUM A(2), Inc.

160 W. Germantown Pike

Suite D-5, Norriton Office Center

Norristown, PA 19401

Attention: President

Copy to General Counsel

or to such other addresses as may be designated from time to time by notice given in accordance with the terms of this Section.

13.6 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or unenforceability of any of the terms of this Agreement in any other jurisdiction.

13.7 Headings and Titles. Any headings and titles used in this Agreement are for convenience or reference only and shall not affect its construction or interpretation.

13.8 No Third Party Benefits. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their permitted assigns, any benefits, rights or remedies.

13.9 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to conflict of law provisions.

13.10 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

13.11 Entire Agreement. This Agreement is the entire agreement between the parties regarding the subject matter herein, and supercedes all prior existing understandings between the Parties relating to the subject matter hereof. This Agreement may not be modified except in writing signed by both Parties.

13.12 Press Releases. The Parties will not disclose, via any press release or public announcement, the existence of this Agreement or the Research Agreement until the Effective Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the date first above written.

BENTLEY PHARMACEUTICALS, INC.		AUXILIUM A(2), Inc.

By:	/s/ JORDAN HORVATH	By:	/s/ GERALDINE A. HENWOOD

	Jordan Horvath Vice President & General Counsel		Geraldine A. Henwood Chief Executive Officer

SCHEDULE A/APPENDIX A

BENTLEY PATENTS

COUNTRY	PATENT NO.	GRANT DATE	EXPIRATION DATE
Belgium	248,885	Aug. 5, 1992	Nov. 28, 2006
Canada	1,312,281	Jan. 5, 1993	Jan. 05, 2010
Denmark	167,343	Oct. 18, 1993	Nov. 28, 2006
France	248,885	Aug. 5, 1992	Nov. 28, 2006
Germany	P3,690,626.3	May 15, 1997	Nov. 28, 2006
Great Britain	2,192,134	Apr. 25, 1990	Nov. 28, 2006
Italy	248,885	Aug. 5, 1992	Nov. 28, 2006
Japan	2,583,777	Nov. 21, 1996	Nov. 28, 2006
Korea	84,759	Nov. 29, 1994	Nov. 28, 2006
Luxembourg	WO 873,473	Nov. 11, 1987	Nov. 28, 2006
Switzerland	666,813	Aug. 31, 1988	Nov. 28, 2006
United States	5,023,252	June 11, 1991	Jun. 11, 2008

Other patents are filed as provisional applications or are in the preparation or developmental stages and will be amended, if applicable, to this Agreement.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT.

AMENDMENT NO. 1 TO LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO LICENSE AGREEMENT is made as of the 6th day of September, 2002 by and between BENTLEY PHARMACEUTICALS, INC., a Delaware corporation, with offices at 65 Lafayette Road, 3rd Floor, North Hampton, New Hampshire 03862-2403 (hereinafter, “BENTLEY” or “Licensor”), and AUXILIUM PHARMACEUTICALS, INC. (formerly Auxilium A(2), Inc.), a Delaware corporation having a principal place of business at 160 W. Germantown Pike, Suite D-5, East Norriton, Pennsylvania 19401 (hereinafter, “AUXILIUM” or “Licensee”). BENTLEY and AUXILIUM may be referred to as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS the parties have entered into that certain License Agreement, dated May 31, 2001, relating to the grant by BENTLEY to AUXILIUM of a license of certain technology which relates to formulations which contain the therapeutic drug dihydrotestosterone and CPE-215 (the “License Agreement”); and

WHEREAS, BENTLEY would like to provide incentives to AUXILIUM to enter into sub-licenses for the Products in territories outside the United States; and

WHEREAS, BENTLEY would like to provide further incentives to AUXILIUM to extend the commercial life of the Products licensed under the License Agreement; and

WHEREAS the Parties wish to further amend the License Agreement to change certain sections of the License Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and INTENDING TO BE LEGALLY BOUND HEREBY, the Parties further amend the License Agreement as follows:

ARTICLE I

DEFINITIONS

1.1 Except as amended below, the terms defined in the License Agreement shall remain unchanged. Unless otherwise defined in this Amendment, all capitalized terms in this Amendment shall have the meanings ascribed to them in the License Agreement, as amended by the Previous Amendments.

ARTICLE III

PAYMENTS IN CONSIDERATION FOR LICENSE

3.1 Except as amended below, all payments set forth in Article III of the License Agreement shall remain unchanged.

3.2 (a) of the License Agreement shall be amended to read as follows:

(a) there is an enforceable BENTLEY Patent at the time of sale:

All Annual Net Sales in the United States and Canada	*

All Annual Net Sales outside the United States and Canada	*

“Product Royalties” shall mean all payments received by Auxilium which are based on sales of Products, but shall not include milestone payments related to achievements which are not sales based.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1 Article VIII of the License Agreement is amended in its entirety to read as follows:

8.1 Intellectual Property Rights. The inventorship of inventions developed under this Agreement and relating to Products (“Inventions”) shall be determined in accordance with U.S. Law. Inventions made solely by employees of BENTLEY or owned by BENTLEY (“BENTLEY Inventions”) shall be the exclusive property of BENTLEY. Inventions made solely by employees of AUXILIUM (“AUXILIUM Inventions”) shall be the exclusive property of AUXILIUM, except that AUXILIUM Inventions that relate to the use of Products shall be owned by BENTLEY and shall be included in the license granted under this License Agreement and included in the definition of BENTLEY Patents. Inventions made by employees of BENTLEY and employees of AUXILIUM shall also be owned by BENTLEY and shall be included in the license granted under this License Agreement and included in the definition of BENTLEY Patents.

*	Confidential information has been omitted and filed confidentially with the Securities and Exchange Commission.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 to License Agreement as of the date first above written.

BENTLEY PHARMACEUTICALS, INC.		AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ JAMES R. MURPHY	By:	/s/ GERALDINE A. HENWOOD

	James R. Murphy Chief Executive Officer		Geraldine A. Henwood Chief Executive Officer

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